DERIVED INFORMATION [9/19/06]

[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1, 080, 750,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

[U.S. Bank, N.A.]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

% Silent Second	41.3
CLTV of Loans with Silent Second	99.1

DTI - Full Doc	Aggregate Balance	% Aggregate Balance	Avergage Balance	WAC	FICO	LTV	% 2nd Lien
<= 0.00	71,990	0.0	71,990	9.40	510	85.0	0.0
0.01 - 5.00	639,042	0.1	127,808	7.86	673	76.6	8.5
5.01 - 10.00	2,687,094	0.2	244,281	7.93	598	79.0	0.0
10.01 - 15.00	2,798,353	0.3	147,282	7.81	650	79.8	4.5
15.01 - 20.00	8,231,191	0.8	155,305	8.23	620	81.5	4.2
20.01 - 25.00	13,191,180	1.2	133,244	8.54	595	76.2	3.6
25.01 - 30.00	30,026,150	2.7	134,646	8.44	603	77.8	2.1
30.01 - 35.00	50,514,212	4.6	154,007	8.09	620	79.7	2.5
35.01 - 40.00	78,757,709	7.2	164,765	8.19	614	78.7	3.2
40.01 - 45.00	103,327,437	9.4	169,389	8.21	612	80.3	3.8
45.01 - 50.00	183,539,343	16.8	188,245	8.10	619	80.6	4.7
50.01 - 55.00	109,749,095	10.0	197,390	7.97	618	79.0	3.5
55.01 - 60.00	9,164,756	0.8	218,208	7.53	644	78.0	0.0
Total:	592,697,553	54.1	174,323	8.12	616	79.6	3.7

DTI - Stated Doc	Aggregate Balance	% Aggregate Balance	Average Balance	WAC	FICO	LTV	% 2nd Lien
5.01 - 10.00	208,320	0.0	104,160	8.80	629	79.3	0.0
10.01 - 15.00	481,413	0.0	160,471	9.09	591	74.2	0.0
15.01 - 20.00	2,521,000	0.2	148,294	9.14	615	76.8	2.7
20.01 - 25.00	3,561,567	0.3	169,598	8.55	606	70.8	0.0
25.01 - 30.00	7,656,399	0.7	170,142	8.60	628	73.7	2.1
30.01 - 35.00	17,826,781	1.6	174,772	8.48	642	76.7	2.9
35.01 - 40.00	38,818,440	3.5	203,238	8.52	643	79.9	3.8
40.01 - 45.00	126,413,159	11.5	229,842	8.44	648	78.2	3.5
45.01 - 50.00	120,360,858	11.0	253,926	8.44	648	80.6	4.5
50.01 - 55.00	13,166,933	1.2	329,173	8.61	613	76.1	0.0
65.01 - 70.00	447,614	0.0	447,614	6.75	666	66.9	0.0
Total:	331,462,485	30.3	229,227	8.47	644	78.9	3.6

DTI - Reduced Doc	Aggregate Balance	% Aggregate Balance	Avergage Balance	WAC	FICO	LTV	% 2nd Lien
10.01 - 15.00	807,110	0.1	134,518	8.16	638	75.0	2.7
15.01 - 20.00	147,926	0.0	147,926	8.48	701	80.0	0.0
20.01 - 25.00	2,565,869	0.2	171,058	9.01	648	80.2	9.7
25.01 - 30.00	3,590,864	0.3	138,110	8.91	656	81.0	3.1
30.01 - 35.00	7,899,857	0.7	161,222	8.66	647	80.9	1.5
35.01 - 40.00	19,953,500	1.8	197,559	8.33	660	80.9	3.8
40.01 - 45.00	38,442,323	3.5	226,131	8.45	652	80.7	5.6
45.01 - 50.00	86,639,507	7.9	274,176	8.23	665	81.0	3.9
50.01 - 55.00	7,217,346	0.7	257,762	8.41	661	82.1	4.2
55.01 - 60.00	1,062,408	0.1	354,136	7.40	633	76.1	0.0
Total:	168,326,710	15.4	235,422	8.34	660	80.9	4.2

DTI - NINA Doc	Aggregate Balance	% Aggregate Balance	Avergage Balance	WAC	FICO	LTV	% 2nd Lien
<= 0.00	2,547,914	0.2	363,988	8.12	711	83.7	0.0
Total:	2,547,914	0.2	363,988	8.12	711	83.7	0.0

	% of Total Collateral	Avg Loan Size	WAC	FICO	LTV	CLTV	DTI	% IO	% 2nd Lien	% ARM	% Full Doc	% NOO	% MI
1st Lien IO	15.3	303,049	7.53	671	79.5	92.5	43.5	100.0	0.0	94.5	47.0	1.0	0.0
1st Lien Non-IO	81.0	205,479	8.25	623	78.7	86.5	43.1	0.0	0.0	81.6	55.5	6.2	0.0
1st Lien ARM	80.5	230,480	8.15	632	79.4	88.9	43.4	17.9	0.0	100.0	50.0	5.6	0.0
1st Lien FR	15.7	165,391	8.08	624	76.0	80.2	42.1	5.3	0.0	0.0	75.3	4.5	0.0
1st Lien Balloon	43.5	244,049	8.03	632	79.0	89.0	44.3	0.0	0.0	87.4	54.4	3.9	0.0
2nd Lien	3.8	58,645	11.52	649	99.2	99.2	43.8	0.3	100.0	0.0	53.4	1.4	0.0
NOO	5.3	182,626	8.93	646	80.4	82.1	39.8	3.0	1.0	85.4	53.7	100.0	0.0
2-4F	8.3	258,326	8.46	647	78.4	78.4	44.3	12.3	4.6	82.2	41.0	15.6	0.0
Other	91.7	192,517	8.24	630	79.7	79.7	43.1	15.6	3.7	80.4	55.3	4.3	0.0